FOR IMMEDIATE RELEASE
October 29, 2020

Indianapolis Power & Light Company names energy industry leader Kristina Lund as president and CEO

Lund’s leadership brings focus to delivering customer value through new technologies

Indianapolis—Indianapolis Power & Light Company (IPL), a subsidiary of The AES Corporation (NYSE: AES), announces Kristina Lund has been named president and CEO of the utility which serves approximately 500,000 customers throughout central Indiana.

“Kristina’s spirit of innovation and focus on customer insights makes her uniquely qualified to lead IPL as we invest in transformational digital solutions that create additional customer value,” said Lisa Krueger, president of AES US. “Our customers, our people and the communities we serve will benefit from Kristina’s leadership in providing personalized and sustainable energy services that will improve lives.”

Lund and her senior leadership team will have overall responsibility to provide safe, reliable and affordable electric service to over 1 million customers served by IPL and Dayton Power & Light (DP&L), as she is president of the US Utilities for AES, with headquarters in Indianapolis.

Krueger, who has been deeply involved in developing the strategic plans for both utilities over the past two years, will become Executive Chairman of the board of IPL and its holding company, IPALCO, as well as DP&L and its holding company, DPL Inc. Krueger also leads strategic growth plans across the US, including AES Clean Energy, which delivers greener, smarter energy solutions the world needs.

Lund is a senior energy executive with a nearly 15-year tenure at AES. Most recently she was Chief Product Officer for carbon free energy, and prior to that role, Lund served as a regional Chief Financial Officer. She led financial affairs and execution for AES businesses in 13 countries that represented more than $10 billion in assets. As Vice President, Corporate Strategy and Investment, Lund developed the company’s strategy and facilitated its Investment Committee, which determines AES’ global investment priorities.

“The team’s hard work over the past several years laid a strong foundation for IPL’s future, and we will innovate with new products and solutions to meet our customers’ changing energy needs,” said Lund. “I am excited to lead IPL during this pivotal time as we deliver on a $1.2 billion plan to modernize our grid which improves reliability and customer experience.”

Lund holds a Bachelor of Arts in Economics from Wellesley College and a Master of Business Administration from Harvard Business School. Lund and her family recently moved to Indianapolis, and her two children are attending a local school.

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About Indianapolis Power & Light Company and AES Corporation
Indianapolis Power & Light Company (IPL), an AES Company, provides retail electric service to more than 500,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit www.IPLpower.com or connect with us on Twitter, Facebook and LinkedIn.

About AES The AES Corporation (NYSE: AES) is a Fortune 500 global energy company accelerating the future of energy. Together with our many stakeholders, we're improving lives by delivering the greener, smarter energy solutions the world needs. Our diverse workforce is committed to continuous innovation and operational excellence, while partnering with our customers on their strategic energy transitions and continuing to meet their energy needs today.

Media Contact:
Courtney Arango
IPL External Communications Manager
317.220.1501
courtney.arango@aes.com
Note: Kristina Lund’s headshot is available upon request